Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Lennox International Inc.:

We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference. Our report refers to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606).

/s/ KPMG LLP

Dallas, Texas

May 24, 2019